BURLINGTON NORTHERN RAILROAD
3000 Continental Plaza
777 Main Street
Fort Worth, Texas 76102
Telephone (817) 878-3055

JAMES B. DAGNON
Executive Vice President
Employee Relations


January 5, 1995


PERSONAL AND CONFIDENTIAL

Honorable Al Swift
201 Federal Building
3002 Colby Avenue
Everett, Washington 98201

Dear Al:

This letter will confirm the agreement for your employment as Vice President Government Affairs of Burlington Northern Railroad (the "Company").

1. Employment and Term. The Company agrees to your employment, and you agree to act as its Vice President Government Affairs during the period commencing January 5, 1995 (the "Employment Date") and ending January 5, 2000 (the fifth anniversary of the Employment Date), unless sooner terminated by death, disability or agreement of the parties. In the event that your employment hereunder is terminated because of your death or disability, or by your voluntary resignation, or is terminated by the Company for your breach of this Agreement, the salary provided for in this Agreement will be paid to and including the end of the month in which such termination of employment occurs. If the Agreement is terminated by the Company for any other reason, the Company will pay you on the date of termination a sum of money equal to your then current monthly salary times the number of months remaining until January 5, 2000, (the fifth anniversary of the Employment Date).

2. Basic Compensation. Commencing with your Date of Employment, your base salary shall be $225,000 per annum or such rate as may be fixed from time to time by the Board of Directors of the Company in connection with its annual review of executive compensation.

3. Incentive Bonus. You will be a regular participant in the Incentive Compensation Plan commencing on your Date of Employment, in accordance with the plan.

4. Restricted Stock. You will be granted an initial award under the Burlington Northern Inc. Restricted Stock Incentive Plan of 2,800 shares to be effective upon approval by the Compensation & Nominating Committee of the Board of Directors on your Date of Employment.

5. Stock Options. You will be granted an initial award under the Burlington Northern Inc. Stock Option Incentive Plan of 11,700 Basic Options effective upon approval by the Compensation & Nominating Committee of the Board of Directors on your Date of Employment.

Mr. Al Swift
January 5, 1995
Page -2-

6. Stock Options, Restricted Stock, Disability and Other Benefits. You will participate with other executives of the Company in plans from time to time in effect for Stock Options, Restricted Stock, short-term and long-term disability benefits, change in control protection and perquisites, including those available under the employee benefit plans of the Company. See attachment for grade "E".

7. Relocation Benefits. The Company will be responsible for any normal and reasonable costs associated with your relocation to the Washington, D.C. area, in accordance with our standard policy for exempt employees.

8. Nonduplication of Benefits. Should you become eligible for benefits under your Change in Control Letter Agreement and paragraph #1 of this Agreement, you will be eligible to receive the greater of the two benefits, but in no case will the benefits be duplicated.

This agreement is contingent upon your passing a physical examination, which includes a drug screen.

In consideration of this compensation package, you agree to devote your full time and effort to the Company, to perform in a capacity of a Vice President Government Affairs and to perform to a standard suitable for such position and compensation and to abide by all standards to which Company employees are subject including those set forth in the Company Code of Ethics, a copy of which is attached.

If this correctly sets forth our agreement, please sign the original and return it to me, and keep the copy for your file.

Al, we are looking forward to your joining the Burlington Northern team!

Sincerely,

BURLINGTON NORTHERN RAILROAD

By:  /s/James B. Dagnon
     Executive Vice President Employee Relations

Accepted this 5th day of January, 1995

     /s/Al Swift